Exhibit 107
CALCULATION OF FILING FEE TABLE

Form S-8
(Form Type)

OmniAb, Inc.
(Exact name of registrant as specified in its charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value per share	Rule 457(c) and Rule 457(h)	18,500,000 (2)	$3.1875 (3)	$58,968,750.00 (3)	$153.10 per $1,000,000	$9,028.12
Equity	Common Stock, $0.0001 par value per share	Rule 457(c) and Rule 457(h)	3,750,000 (4)	$3.1875 (3)	$11,953,125.00 (3)	$153.10 per $1,000,000	$1,830.03
Total Offering Amounts							$10,858.15
Total Fee Offsets (5)							$0
Net Fee Due							$10,858.15

(1)    Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also registers an indeterminate number of additional shares that may be issued pursuant to the above-named plans as the result of any future stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of our outstanding shares of Common Stock.
(2)    Represents 18,500,000 shares of Common Stock available for future issuance under the OmniAb, Inc. 2022 Incentive Award Plan (the “2022 Plan”) or that may become issuable under the 2022 Plan pursuant to its terms.
(3)    Estimated in accordance with Rule 457(c) and Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The maximum price per share and maximum aggregate offering price are based upon the average of the high and low prices of the Common Stock as reported on the Nasdaq Global Market on March 11, 2025, which date is within five business days prior to filing this registration statement.
(4)    Represents 3,750,000 shares of Common Stock available for future issuance under the OmniAb, Inc. 2022 Employee Stock Purchase Plan (the “ESPP”) or that may become issuable under the ESPP pursuant to its terms.
(5)    The Registrant does not have any fee offsets.